FORM OF AMENDMENT TO
SENIOR LENDING AGREEMENT TO
ADD BANKS OR OTHER FINANCIAL INSTITUTIONS

Amendment No. 7 to Senior Lending Agreement

This Amendment to that certain Secured Senior Lending Agreement dated as of June 12, 2009, as amended, a copy of which is attached hereto (hereinafter referred to as the “Senior Lending Agreement”) is made as of June 30, 2010, by and between all banks or other financial institutions which are, as of the date hereof, parties to such Senior Lending Agreement (“Banks”); Pioneer Financial Services, Inc. (hereinafter referred to as “Pioneer”), certain of its Subsidiaries and CrossFirst Bank, a Kansas corporation with offices located at 11225 College Blvd, Suite 150, Overland Park, KS 66210 (hereinafter referred to as “New Bank”).

WHEREAS, Pioneer has requested New Bank to extend credit to it and New Bank is willing to extend such credit; and

WHEREAS, Pioneer is prohibited from receiving credit from New Bank unless New Bank becomes a party to the Senior Lending Agreement; and

WHEREAS, New Bank desires to become a party to the Senior Lending Agreement.

NOW, THEREFORE, in consideration of the mutual agreement of the parties hereto and for other good and valuable consideration, receipt of which is hereby acknowledged, it is agreed by and between Pioneer, New Bank and all of the Banks which are presently parties to the Senior Lending Agreement as follows:

1.           The Senior Lending Agreement is hereby amended pursuant to Section 12 thereof to add New Bank as a party thereto on the eleventh (11th) Business Day following delivery by Pioneer of a copy hereof executed by both Pioneer and New Bank to each of the Banks which are presently parties to the Senior Lending Agreement if the New Bank is a Voting Bank provided none of the said Banks object to New Bank becoming a party to the Senior Lending Agreement or if the New Bank is a Non-Voting Bank, on the effective date hereof.

2.           Upon the effective date hereof which shall be determined by paragraph 2 of Section 12 of the Senior Lending Agreement, New Bank agrees to be bound by all terms and conditions of the Senior Lending Agreement and further agrees that all credit which is extended by New Bank to Pioneer shall be subject to all terms and agreements of the Senior Lending Agreement.

3.           Section 1 of the Senior Lending Agreement is hereby amended to add new definitions which shall state the following:  “CrossFirst” shall mean CrossFirst Bank with offices located in Kansas.”

4.           Paragraph 5 of Section 1 of the Senior Lending Agreement is hereby amended to add New Bank within the definitions of “Banks” as either a “Voting Bank” or a “Non-Voting Bank”.  New Bank box hereby confirms that it is either a Voting Bank or a Non-Voting Bank by checking the appropriate box below and initialing its choice where indicated:

Voting Bank
(INITIALS)

Non-Voting Bank	/s/ LS /s/ MV
(INITIALS)

5.           Paragraph 13.1 of Section 13 of the Senior Lending Agreement is hereby amended to add the following:

“CrossFirst Bank, 11225 College Boulevard, Suite 150, Overland Park, KS 66210”.

6.           All terms of the Senior Lending Agreement, unless expressly amended hereby, shall remain in full force and effect as if this Amendment had not been adopted.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Senior Lending Agreement as of the day and year first above written.

PIONEER FINANCIAL SERVICES, INC. a Missouri corporation Individually and on behalf of its Subsidiaries listed on Exhibit L to the Senior Lending Agreement

By:	/s/ Laura Stack
Name:	Laura Stack
Title:	Chief Financial Officer

CROSSFIRST BANK a Kansas Corporation

By:	/s/ Mary Valentine
Name:	Mary Valentine
Title:	Vice President

EXHIBIT 2

EXHIBIT Y
FORM OF NV NOTE

$__________________ and interest	______________, __________

FOR VALUE RECEIVED, each of the undersigned, jointly and severally, promise to pay ________________ (Bank) at its main office, or to its order, the principal sum of __________________________________ Dollars, together with interest on the unpaid principal balance from the date of this note until paid, at the rate of _____ percent per annum.   This note shall be payable as follows: (i) For the period commencing with the date of this note and extending to __________, accrued interest only is payable monthly at the above rate, on the 10th day of each month, and (ii) for the period commencing ______________, principal and interest shall be payable, in _________ consecutive monthly installments of _____________________ Dollars ($___________) each, the first to become due on ___________ and on the 10th day of each month thereafter until the indebtedness evidenced by this note is fully paid; provided, however, the final maturity date of this note shall be ______________.  Any amount not paid when due shall thereafter bear interest until paid at the rate herein before specified, plus two percent per annum.  Unless Bank, in its sole discretion, may from time to time otherwise direct, all payments shall be applied first to payment of accrued interest, and then to reduction of the principal sum due hereunder.

Interest hereunder shall be computed on the basis of days elapsed and assuming a 360-day year.

Unless otherwise defined herein, all terms defined or referenced in that certain Secured Senior Lending Agreement dated as of June 12, 2009 as amended to date (the “Lending Agreement”) among each of the undersigned, the Banks (including Voting Banks and Non-Voting Banks) will have the same meanings herein as therein.

This Note is one of the NV Notes referred to in the Lending Agreement, reference to which is made for a complete statement of all terms and conditions applicable to this NV Note which are hereby incorporated by reference.

Payment of this NV Note is secured by the Collateral as defined in the Lending Agreement.

The makers, endorsers, sureties and all other persons who may become liable for all or any part of this obligation severally waive presentment for payment, protest and notice of nonpayment.  Said parties consent to any extension of time (whether one or more) of payment hereof, release of all or any part of the security for the payment hereof or release of any party liable for the payment of this obligation.  Any such extension or release may be made without notice to any such party and without discharging such party’s liability hereunder.

PIONEER FINANCIAL SERVICES, INC. a Missouri Corporation (Maker) Individually and on behalf of its Subsidiaries listed on Exhibit L to the Senior Lending Agreement

By:

Name:
Title:
4700 Belleview, Suite 300 Kansas City, MO 64112 Tax Identification No. 44-0607504
NV Note No. ________